Exhibit 14

Ablest Inc.
Code of Ethics for Senior Financial Officers

In my role as CEO of Ablest Inc.,

I, Kurt R. Moore, recognize that I hold an important and elevated role in corporate governance. I am capable of ensuring and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved. This Code of Ethics provides principles to which I am expected to adhere and which I am expected to advocate. It embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and other stakeholders. I understand that failure to adhere to the Code will result in the disciplinary action deemed appropriate by the appropriate supervisory personnel or by the Company’s Board of Directors, which may include termination of my employment.

I understand that I am expected to adhere at all times to this Code of Ethics and any other codes of ethics or Company policies that the Company may adopt. Only the Board of Directors shall have the authority to approve any deviation or waiver from this Code of Ethics. Any such deviation or waiver and the reasons for it shall be promptly disclosed in a filing on Form 8-K with the SEC or, subject to satisfaction of any condition established by the SEC, posted on the Company’s website.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

     1.     I act with honesty and integrity in my personal and professional relationship.

     2.     I ethically handle actual or apparent conflicts of interest in personal and professional relationships.

     3.     I provide constituents, including the SEC, in public filings or communications by the Company, with information that is full, fair, accurate, timely and understandable.

     4.     I comply with all laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

     5.     I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

     6.     I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose such information. I do not use confidential information acquired in the course of my work for personal advantage.

     7.     I share knowledge and maintain skills important and relevant to my constituents’ needs.

     8.     I proactively promote ethical behavior as a responsible partner among associates in my work environment and community.

     9.     I act responsibly in the use of and control over all company assets and resources.

     10.     I promptly report to the Audit Committee of the Board of Directors any violation or suspected violation of this Code of Ethics.

(Signature)	(Date)